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                                                                    EXHIBIT 99.1

IXC NEWS RELEASE

          IXC Communications Announces Major Fiber Exchange Agreement
                       Extending its Network into Boston

     AUSTIN, Texas--(BUSINESS WIRE)--April 23, 1998--IXC Communications, Inc. (NASDAQ:IIXC) today announced a major fiber swap with a leading interexchange carrier enabling both companies to extend their networks. According to the terms of the agreement, IXC will acquire approximately 280 miles of dark fiber between New York and Boston, in exchange for dark fiber on a 270-mile segment between Houston, Dallas and Ft. Worth. Both routes are currently under construction and are expected to be available in the third quarter of 1998.

     "Extending our fiber network from New York into the Boston market is very important to IXC due to the high concentration of traffic in the northeast corridor," said Ben Scott, IXC's president and CEO. "This exchange is another example of the cost sharing arrangements that IXC has completed in the planned expansion of its nationwide network to over 20,000 digital route miles. By leveraging our infrastructure, fiber swaps enable us to achieve greater effectiveness and economies in connectivity."

     The fiber optics being deployed in all stages of IXC's network development utilize state-of-the-art LS non-zero dispersion shifted fiber. IXC's fiber optic network supports the most advanced technology, including wave division multiplexing, which allows significant increases in the speed and volume of information carried across the network. The OC-192 equipped network also supports a full range of advanced communications technologies, such as synchronous optical network technology (SONET), as well as ATM and frame relay technologies for advanced data services.

     Engineered to exceed 99.98 percent availability, the IXC network is monitored by one of the most modern computerized systems in the industry. The IXC network control center in Austin provides 24-hour, 7-day continuous self-diagnosis and early warning to detect and correct potential trouble before transmission integrity is affected. IXC has also developed a full range of innovative voice, Internet and data network services.

     IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging carriers. IXC's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

     CONTACT:  IXC Communications Inc., Austin
               James F. Guthrie, 512/427-3731 (investor contact) jguthrie@ixc-comm.com or
               Melissa Jackson, 512/231-5247 (media contact) mjackson@ixc-comm.com